QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD" or "the company")

EXERCISE OF OPTION

        Shareholders are referred to the announcements dated 25 August 2003 and 8 September 2003 regarding the amended option agreement entered into with the Investec Group ("Investec"), which granted Investec an option to acquire 27 million new, fully paid up DRD ordinary shares ("the amended option").

        DRD is pleased to announce that, on 10 September 2003, Investec exercised the remainder of the amended option in respect of 9 million DRD shares at a price of $2.4242, being equal to 95% of the trade-weighted average price of DRD shares on NASDAQ for the 30 trading days prior to 10 September 2003 for a total consideration of $21.8 million (R161.4 million). The new DRD shares will be issued pursuant to Regulation S under the U.S. Securities Act of 1933.

Johannesburg

11 September 2003

Financial adviser
Questco Investments (Proprietary) Limited
(Registration number 2002/005616/07)

Sponsor
Standard Corporate and Merchant Bank
(A division of The Standard Bank of South Africa Limited)
(Registration number 1962/000738/06)

QuickLinks

  Exhibit 1